Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Spectranetics Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-46725, 33-52718, 33-88088, 33-85198, 33-99406, 333-08489, 333-50464, and 333-57015) on Form S-8 and No. 333-06971 on Form S-3 of The Spectranetics Corporation and subsidiary (the Company) of our reports dated March 30, 2005, with respect to the consolidated balance sheets of the Company as of December 31, 2004 and 2003, and the related consolidated statements of operations and other comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of the Company.

KPMG LLP

March 30, 2005
Denver, Colorado